Exhibit 99.1

Columbia Bancorp Reports First Quarter 2003 ROE in Excess of 18% and Announces a 10% Stock Dividend

    THE DALLES, Ore.--(BUSINESS WIRE)--April 23, 2003--Columbia Bancorp (Nasdaq:CBBO) the financial holding company for Columbia River Bank, today announced first quarter 2003 net income of $2.39 million, or $0.29 per diluted share, representing an increase in net income of 9.58% compared to $2.18 million, or $0.26 per diluted share in the first quarter of 2002.
    Total assets increased 16.24% to $569.41 million as of March 31, 2003 from $489.84 million at March 31, 2002.
    "We continue to be pleased by the growth of Columbia Bancorp and our staff is dedicated to providing the best products and services to their customers," said Roger Christensen, President and CEO of Columbia Bancorp. "New markets for growth and profitability, increased quality loan growth and a continued ROE in excess of 18% by year-end, which will reward our shareholders with quality earnings and strong performance, will drive our long-term success."
    The Board of Columbia Bancorp announced a 10% stock dividend for shareholders of record as of May 1, 2003, payable May 15, 2003. "We believe a stock dividend is an excellent way to reward our shareholders," remarked Mr. Christensen.

    FINANCIAL HIGHLIGHTS

    --  Year-to-Date Return on Equity (ROE) is 18.59%

    --  Year-to-Date Net Interest Margin is 6.31%

    --  Year-to-Date Efficiency Ratio is 58.05%

    -- Year-to-Date Net Income up 9.58% over the same period last year

    LOANS AND DEPOSITS

    Deposits grew $83.91 million, or 20.99%, from a balance of $399.78 million as of March 31, 2002 to $483.69 million at March 31, 2003. "This growth is due to increases in non-interest demand deposits, Time CD's and brokered deposits," says Craig Ortega, Executive Vice President and Head of Community Banking. "Our employees continue to stress relationship banking and this is the result of their efforts."
    "Flat loan growth during the first quarter reflects the seasonal trend normally associated with the loan portfolio. Most of our growth has traditionally come during the second and third quarters driven by agriculture production and construction loans. We don't believe this year will be an exception," stated Britt Thomas, Executive Vice President and Chief Credit Officer.
    "The increase in non-performing assets during the quarter is the direct result of one $2.8MM loan which came on to non-accrual status in February," added Thomas. "The loan is real estate secured and we are currently working with the borrower to market the property. While it is too early to ascertain the loss potential of this asset, we may begin to increase loan loss reserves during the second quarter."

    NET INTEREST MARGIN

    Net interest income was 12.08% higher for first quarter 2003 at $7.63 million as compared to $6.80 million in the first quarter 2002. "Though the net interest margin compressed slightly in the first quarter, it still remained strong at 6.31% despite the challenging interest rate environment", stated Greg Spear, Executive Vice President and Chief Financial Officer. "The bank grew deposits in the first quarter and held much of the new growth in overnight deposits with correspondent banks in anticipation of loan growth. This accounted for some of the net interest margin compression since short-term investment yields are at historical lows."

    NON-INTEREST INCOME AND EXPENSE

    Noninterest expense increased $.49 million, or 9.61%, from $5.10 million at March 31, 2002 to $5.59 million at March 31, 2003. The increase in noninterest expense was largely due to occupancy and personnel expense.
    The mortgage-servicing asset (MSA) ended the first quarter 2003 with a net carrying value of $4.25 million. During the first quarter 2003, an MSA valuation adjustment was recognized in the amount of $500,000 thereby resulting in an MSA multiple of 86 basis points of total loans serviced.

    SECOND QUARTER FORECAST

    "In the past we have projected net loan losses of approximately 25 basis points for 2003. Given the current levels of non-performing assets, it now appears net loan losses for the year may be closer to 45 basis points on projected year-end loan totals," states Mr. Christensen. "In the short run, the allowance for loan loss may rise in anticipation of these losses. By year-end, we expect the allowance to be in the range of 1.38 to 1.45%."
    Christensen further added, "Although the uncertain events surrounding the potential for higher loan loss provision expense and the mortgage servicing asset write-down may dampen the second quarter's financial performance, we are confident in the ability of our loan staff to minimize the impact of these losses on our shareholders. However, based on information that we now possess, the result may be a lower diluted earnings per share than what has been forecasted by the analysts, which is averaging around $0.31 per share for the second quarter. We will not be providing earnings guidance for the second quarter today because many of the variables have yet to be resolved with respect to loan losses as well as the effect from interest rates on the mortgage-servicing asset. Our plan is to pre-release in June if we conclude that our year-to-date return on average equity falls below 18%."
    "Columbia Bancorp has a long history of quality asset growth and ever-increasing earnings," stated Christensen. "We've established a proper balance between shareholder value, customer service and employee satisfaction. Our staff is dedicated to providing the best products and services to their customers, and they understand the importance of delivering value to the shareholders. We still hold these values as keys to our long-term success. We will always strive to let the market know to the best of our ability our successes and struggles. Although we are preparing for a difficult second quarter, we believe that the third and fourth quarters should return to normal profitability."

    EARNINGS TELECONFERENCE AND WEBCAST

    Columbia will conduct a teleconference and Web Cast on Wednesday, April 23, 2003 at 12:00 noon Pacific Time (3:00 p.m. Eastern Time) when management, led by Roger Christensen, will discuss the first quarter 2003 results. To participate in the call, the conference number is 1-888-482-0024. The conference ID number to access the call is 934497. The live Web Cast can be heard on Columbia Bancorp's Web Site at www.columbiabancorp.com under the Investor Relations section of Events/Presentations. This event will be archived on Columbia Bancorp's Web Site.
    There will be a playback of the call available until April 30, 2003. The replay dial-in number is 1-888-286-8010; the code is 658422 and will be available two (2) hours after the completion of the conference call on April 23, 2003.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 17 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond, Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale and White Salmon, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through its Columbia River Bank Mortgage Group and brokerage services through its affiliation with CRB Financial Services.

    FORWARD LOOKING STATEMENT

    Forward-looking statements with respect to the financial condition, results of operations and the business of Columbia are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include, without limitation, the impact of competition and interest rates on revenues and margins, and other risks and uncertainties, including statements relating to the year 2003, as may be detailed from time to time in Columbia's public announcements and filings with the Securities and Exchange Commission ("SEC"). Forward-looking statements can be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Columbia does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release, other than in its periodic filings with the SEC, or to reflect the occurrence of unanticipated events.

FINANCIAL HIGHLIGHTS        (Unaudited)(In thousands, except per share
                                         data and ratios)

                                               Three Months Ended
                                                   March 31,
                                           --------------------------
INCOME STATEMENT                               2003           2002
----------------                           -------------    ---------
Interest income                                  $9,396       $8,587
Interest expense                                  1,770        1,783
                                           -------------    ---------
Net interest income                               7,626        6,804
Provision for loan losses                           300          400
                                           -------------    ---------
Net interest income
    After provision for loan losses               7,326        6,404
Non-interest income                               2,000        2,094
Non-interest expense                              5,588        5,098
Provision for income taxes                        1,348        1,219
                                           -------------    ---------
Net income                                       $2,390       $2,181
                                           =============    =========
Earnings per share
  Basic                                           $0.30        $0.27
  Diluted                                          0.29         0.26
Cumulative dividend per share                      0.08         0.08
Weighted average shares outstanding
  Basic                                           7,886        8,063
  Diluted                                         8,165        8,289
Actual shares outstanding                         7,896        8,091


BALANCE SHEET                                 March 31,     March 31,
                                                 2003          2002
--------------                               -----------    ---------
Total assets                                   $569,406     $489,836
Securities                                       32,094       40,779
Loans held for sale                               7,674       17,897
Loans, gross (1)                                431,603      383,946
Goodwill (2)                                      7,389        7,389
Deposits                                        483,692      399,782
Borrowings                                       28,846       36,450
Equity                                           52,112       48,206

Book value per share                              $6.60        $5.96

(1) Excludes deferred loan fees, reserve for loan loss and loans held for sale
(2) From the purchase of Valley Community Bancorp

ADDITIONAL FINANCIAL INFORMATION  (Unaudited)(In thousands, except per share data and ratios)

NON-PERFORMING ASSETS                             March 31,  March 31,
                                                     2003       2002
----------------------                            ---------  ---------
Delinquent loans on non-accrual status              $3,854     $1,863
Delinquent loans on accrual status                       -          1
Restructured loans                                      19        111
                                                  ---------  ---------
Total non-performing loans                           3,873      1,975
Other real estate owned                                 63        311
Repossessed other assets                               147          -
                                                  ---------  ---------
Total non-performing assets                         $4,083     $2,286
                                                  =========  =========

Total non-performing assets / total assets            0.72%      0.47%


                                                   Three Months Ended
                                                  --------------------
CHANGE IN THE ALLOWANCE FOR LOAN LOSSES           March 31,  March 31,
                                                     2003       2002
----------------------------------------         ----------  ---------
Balance at beginning of period                      $6,417     $5,312
Provision for loan losses                              300        400
Recoveries                                              24         44
Charge offs                                           (343)      (187)
                                                  ---------  ---------
Balance at end of period                            $6,398     $5,569
                                                  =========  =========

Loan loss allowance / gross loans                     1.46%      1.39%
Non-performing loans / loan loss allowance           60.53%     35.46%


                                                   Three Months Ended
                                                  --------------------
OPERATING PERFORMANCE                             March 31,  March 31,
                                                     2003       2002
----------------------                            ---------  ---------
Average interest-earning assets                   $497,460   $436,385
Average gross loans & loans held for sale          441,559    388,708
Average assets                                     545,397    482,834
Average interest-bearing liabilities               367,666    329,670
Average interest-bearing deposits                  337,515    289,044
Average deposits                                   459,403    390,317
Total average liabilities                          493,977    435,170
Average equity                                      51,420     47,664


                                                   Three Months Ended
                                                  --------------------
RATIOS                                            March 31,  March 31,
                                                     2003       2002
------------------------------------------------- ---------  ---------
Interest rate yield on interest-earning assets
 (TE)                                                 7.75%      7.97%
Interest rate expense on interest-bearing
 liabilities                                          1.95%      2.16%
Interest rate spread                                  5.80%      5.81%
Net interest margin (TE)                              6.31%      6.33%
Efficiency ratio (1)                                 58.05%     57.29%
Return on average assets                              1.75%      1.81%
Return on average equity                             18.59%     18.30%
Average equity / average assets                       9.43%      9.87%

(1) Non-interest expense / revenue


FINANCIAL INFORMATION UPDATE                  (Unaudited)

                                             Quarter Ended
                                  ------------------------------------
INCOME STATEMENT ITEMS               March 31,              March 31,
                                        2003                   2002
------------------------           ------------           ------------
Service charges on deposits            971,992                840,295
Credit card discounts & fees            90,262                 86,220
Financial services                      92,819                151,567
Mortgage servicing, net                (63,632)              (272,591)
Gain on sale of mortgage loans         (20,511)                26,014
Mortgage loan origination income       586,834                626,674
Other income                           342,491                635,811
     Gain/loss from
      "called" bond         (6,668)                 1,650
     Gain/loss from
      sale of
      securities                 -                194,595
                                   ------------           ------------
Total non-interest income            2,000,255              2,093,990
                                   ------------           ------------

Compensation & benefits              3,430,170              3,005,912
Occupancy                              554,924                468,726
Data processing                         80,183                 82,249
Other expenses                       1,523,178              1,541,976
                                   ------------           ------------
Total non-interest expense           5,588,455              5,098,863
                                   ------------           ------------

BALANCE SHEET ITEMS                 March 31,              March 31,
                                       2003                   2002
--------------------               ------------           ------------
Commercial loans                    70,725,043             70,420,701
Agricultural loans                  58,621,853             54,906,206
Real estate loans                  277,357,489            232,774,056
Mortgage loans held for sale         7,674,480             17,896,971
Consumer loans                      19,154,611             20,665,889
Other loans                          5,744,182              5,179,123
                                   ------------           ------------
Total                              439,277,658            401,842,946
                                   ------------           ------------

                                             Quarter Ended
                                   -----------------------------------
MORTGAGE SERVICING                  March 31,              March 31,
                                       2003                   2002
------------------                 ------------           ------------
Mortgage service asset, net          4,249,567              5,657,283
Mortgage loans serviced ($)        491,994,055            451,046,638
Mortgage loans serviced number           4,128                  3,781
Mortgage loans produced                    532                    483
Mortgage service asset multiple           0.86%                  1.25%

MORTGAGE SERVICING ASSET
 RECONCILIATION                          1998       1999        2000
-------------------------          -----------------------------------
Mortgage servicing asset,
 beginning                                   -    646,546   1,482,374
Add service retain premiums            664,665    932,724   1,437,145
Deduct MSA amortization                (18,119)   (96,896)   (159,832)
Deduct MSA valuation write-downs             -          -           -
                                   -----------------------------------
Mortgage servicing asset, ending       646,546  1,482,374   2,759,687
                                   -----------------------------------

MORTGAGE SERVICING ASSET
 RECONCILIATION CON'T                    2001       2002     Q1 2003
---------------------------        -----------------------------------
Mortgage servicing asset,
 beginning                           2,759,687   6,196,802  4,614,391
Add service retain premiums          4,700,197   2,227,511    561,091
Deduct MSA amortization               (345,354) (1,028,810)  (425,916)
Deduct MSA valuation write-downs      (917,729) (2,781,111)  (500,000)
                                   -----------------------------------
Mortgage servicing asset, ending     6,196,802  4,614,391   4,249,567
                                   -----------------------------------

    CONTACT: Columbia Bancorp
             Roger L. Christensen, 541/298-6633
             Greg B. Spear, 541/298-6612